SeedInvest @SeedInvest_co · Jun 19

Mini-IPO candidate @DietBet received their first Indication of Interest in less than 5 minutes of going live!

From: SeedInvest
Sent: Friday, June 19, 2015
To: Jamie Rosen
Subject: Zac [redacted] has expressed $500 of interest in WayBetter

seedinvest

Zac [redacted] has expressed $500 of interest in WayBetter

Zac [redacted] has expressed $500 of investment interest in WayBetter. You can message Zac [redacted] by visiting his or her profile.

Zac [redacted]
I am looking to invest in companies

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RETWEETS 4 FAVORITES 2

10:52 AM - 19 Jun 2015 · Details

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